Exhibit 99.1

STAAR Surgical Provides Preliminary First Quarter Revenue Outlook of $13.3 Million to $13.5

Million International Visian(TM) ICL Sales Expected to Grow
Approximately 30% Year-Over-Year

FDA Deems Plan to Address Warning Letter Issues 'Adequate'

STAAR Completes Internal Audit in Preparation for Requesting Re-Audit by FDA

Cash Burn Reduced Significantly

MONROVIA, Calif., March 31 /PRNewswire-FirstCall/ -- STAAR Surgical Company (Nasdaq: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced preliminary revenue results for the first quarter ending April 2, 2004.

The Company currently expects total revenue for the first quarter to range between $13.3 million and $13.5 million, up four to five percent from the $12.77 million reported in the first quarter of 2003. International sales of the Company's implantable contact lens (ICL), marketed under the Visian brand, are also expected to increase approximately 30% compared with sales during the first quarter of 2003.

"During the quarter we continued to execute well on our plan to grow sales of our innovative ICL, resulting in both sequential and year-over-year revenue growth," said David Bailey, President and CEO of STAAR Surgical. "We believe that the ICL is continuing to take market share in Europe from competing technology. In addition, we have significantly reduced our cash burn in February and March. This reduction and stabilization of our spending should have a positive impact on our cash position this year," Mr. Bailey said.

The Company also announced it has received a formal response from the U.S. Food and Drug Administration (FDA) regarding the Warning Letter received by STAAR on December 29, 2003. In the response, the FDA deemed STAAR's plans to address the issues raised in the letter as "adequate." This plan was developed internally by STAAR and presented to the FDA on January 14, 2003. In an effort to ensure that the Company's response to the FDA's Warning Letter would be as comprehensive as possible, STAAR engaged the services of two outside consulting firms to perform audits on the Company's facilities in Nidau, Switzerland and Monrovia, California. Both of these audits were completed during the first quarter and STAAR is actively pursuing a plan to implement the auditors' suggestions. To assist the Company in completing this process, STAAR has engaged the services of Quintiles Consulting, a firm with in-depth experience in regulatory support, including submissions and communications with Global agencies. This engagement is effective April 1, 2004 and will remain in place through the entire re-audit process to help ensure STAAR's full compliance with the FDA's requirements on a broader basis.

"We have completed a thorough internal audit and believe we are well on the way to fully correct the issues raised by the FDA in the Warning Letter," Mr. Bailey continued. "In addition, with Quintiles' help we are proactively addressing other issues identified in the audits, which go well beyond the boundaries of the FDA's Warning Letter. We believe these issues are correctible over the short term and will issue a press release when we are ready to request a re-audit by the FDA of our Monrovia facility. We will provide a comprehensive update on all of this activity, including our expected timeline for audit of our Swiss facility, during our quarterly conference call to discuss our final first quarter results on April 29, 2004," concluded Mr. Bailey.

About STAAR Surgical

STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR's products are used by ophthalmic surgeons and include the revolutionary VISIAN ICL(TM) as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR's ICL has received CE Marking, is approved for sale in 37 countries and has been implanted in more than 35,000 eyes worldwide.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products and government approval of new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the results of our response to an FDA warning letter, the need to obtain regulatory approval for new products, acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, general domestic and international economic conditions, access to financing and other factors beyond the control of STAAR Surgical Company, including those detailed from time to time in STAAR Surgical Company's reports filed with the Securities and Exchange Commission. STAAR Surgical Company assumes no obligation to update these forward-looking statements and does not intend to do so.

CONTACT: investors, Douglas Sherk, +1-415-896-6820, or Jennifer Beugelmans,
+1-415-896-6820, or media, Sheryl Seapy, +1-415-272-3323, all of EVC Group, for STAAR Surgical.

SOURCE STAAR Surgical Company Web
Site: http://www.staar.com